Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Piedmont Office Realty Trust, Inc. for the registration of 9,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2010, with respect to the consolidated financial statements and schedule of Piedmont Office Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 13, 2010